Exhibit 99.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of [_], 2004 (the “Agreement”), is hereby executed by and among:

(i) UBS Limited (the “Underwriters’ Representative”), a limited liability company organized under the laws of England and Wales, as representative of the several underwriters (the “Underwriters”) named on Schedule A to the underwriting agreement (the “Underwriting Agreement”), dated [October 28], 2004, among Mechel Steel Group OAO (the “Company”), certain selling shareholders named on Schedule B to the agreement (the “Selling Shareholders”) and the Underwriters’ Representative;

(ii) the Selling Shareholders; and

(iii) Brunswick UBS Russia Limited, a limited liability company organized under the laws of the Republic of Cyprus, registration number 88080, as escrow agent hereunder (the “Escrow Agent”).

WITNESSETH :

WHEREAS, the Company has agreed to sell to the Underwriters 33,301,659 common shares, nominal value 10 rubles per share (the “Common Shares”) of the Company (the “Company Firm Shares”) in the form of ADSs; and

WHEREAS, the Selling Shareholders have agreed to sell to the Underwriters 8,325,414 Common Shares (the “Selling Shareholder Firm Shares,” and, together with the Company Firm Shares, the “Shares”) in the form of ADSs; and

WHEREAS, the Selling Shareholders will, at the request of the Underwriters’ Representative, sell to the Underwriters an additional 6,244,062 Common Shares (the “Option Shares”), in fulfillment of the Underwriters’ over-allotment option under the Underwriting Agreement (the “Over-Allotment Option”); and

WHEREAS, pursuant to Russian law, the Company has registered with the Federal Service for the Financial Markets of the Russian Federation (the “FSFM”) the issuance of the Company Firm Shares and the Decision on Issue of the Company relating to the Company Firm Shares with the FSFM on April 29, 2004 under state registration No. [_]; and

WHEREAS, pursuant to Russian law, the report on the issuance of the Company Firm Shares prepared in accordance with the requirements of the Federal Law of the Russian Federation “On the Securities Market” No. 39-FZ of April 22, 1996, as amended, and the rules and regulations of the Federal Commission for the Financial Markets and its predecessors issued thereunder (the “Placement Report”) is subject to approval by the Company’s board of directors, filing with the FSFM and registration by the FSFM; and

WHEREAS, the Company and the Underwriters have agreed in the Underwriting Agreement, and have so disclosed in the prospectus by which the Shares have been offered, that the gross proceeds of the offer of the Shares, in the form of ADSs, shall be repaid to the holders of ADSs if the Placement Report has not been registered by the FSFM on or before [_] (or such later date agreed between the Company, the Selling Shareholders and the Underwriters’ Representative); and

WHEREAS, in order to protect investors and ensure that funds are available for repayment by the Company and the Selling Shareholders to the investors in the event the Placement Report has not been registered, the payment to such investors, as set forth in the Underwriting Agreement, is contemplated to be made through a payment to Deutsche Bank Trust Company Americas (the “Depositary”), which would distribute the payment to the then-holders of the ADSs; and

WHEREAS, in order to protect investors and ensure that funds are available for repayment by the Company to the investors in the event the Placement Report has not been registered, the proceeds to the Company of its sale of the Company Firm Shares have been placed in escrow-type accounts governed by agreements (the “Moscow Escrow Agreements”) providing for their disposition; and

WHEREAS, in order to protect investors and ensure that funds are available for repayment by the Selling Shareholders and the Underwriters to the investors in the event the Placement Report has not been registered, the Selling Shareholders and the Underwriters wish to place in escrow (A) the underwriting discounts and commissions payable to the Underwriters in connection with their sale of the ADSs and (B) the proceeds payable to the Selling Shareholders of the sale of Selling Shareholder Firm Shares and any Option Shares until the earlier of (i) the registration by the FSFM of the Placement Report and (ii) [_] (or such later date agreed between the Company, the Selling Shareholders and the Underwriters’ Representative); and

WHEREAS, the Escrow Agent is willing to act as escrow agent in respect of the Escrow Fund (as hereinafter defined) upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Appointment of Escrow Agent. The Underwriters’ Representative and the Selling Shareholders hereby appoint Brunswick UBS Russia Limited, with offices at Elenion Building, 6th floor, 5 Themistocles Dervis Street, Nicosia, the Republic of Cyprus, as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

2. Deposit into the Escrow Account. (a) The Underwriters’ Representative, following the execution and delivery of this Agreement, at the closing on the First Closing Date (as defined in the Underwriting Agreement), will cause to be deposited with the Escrow Agent the sum of [_] in immediately available funds representing the underwriting discounts and commissions payable to the Underwriters in connection with the sale of Shares in the form of ADSs (the “Underwriters’ Original Escrowed Proceeds”), along with a notice informing the Escrow Agent that such funds constitute the Underwriters’ Original Escrowed Proceeds, the receipt of which will be acknowledged by the Escrow Agent substantially in the form of Exhibit A attached hereto, and which Underwriters’ Original Escrowed Proceeds shall be held by the Escrow Agent upon the terms and conditions hereinafter set forth. Following the exercise of the Over-Allotment Option, if any, and only if the Placement Report has not been registered by the FSFM by the Option Closing Date, the Underwriters’ Representative will, at the closing on the Option Closing Date (as defined in the Underwriting Agreement), cause to be deposited with the Escrow Agent additional funds in such amounts, as notified by the Underwriter’s Representative to the Escrow Agent, in immediately available funds representing the underwriting discounts and commissions payable to the Underwriters in connection with the sale of Option Shares (the “Underwriters’ Additional Escrowed Proceeds” and, together with the Underwriters’ Original Escrowed Proceeds, the “Underwriters’ Escrowed Proceeds”), along with a notice informing the Escrow Agent that such funds constitute the Underwriters’ Additional Escrowed Proceeds, the receipt of which will be acknowledged by the Escrow Agent substantially in the form of Exhibit A attached hereto, and which Underwriters’ Additional Escrowed Proceeds, if any, shall be held by the Escrow Agent upon the terms and conditions hereinafter set forth.

(b) In addition to the deposits made in subsection (a) above, the Underwriters’ Representative, following the execution and delivery of this Agreement, at the closing on the First Closing Date (as defined in the Underwriting Agreement), will cause to be deposited with the Escrow Agent the sum of [_] in immediately available funds representing the proceeds payable to the Selling Shareholders in connection with the sale and delivery of the Selling Shareholder Firm Shares (the “Selling Shareholders’ Original Escrowed Proceeds,” and together with the Underwriters’ Original Escrowed Proceeds, the “Original Escrowed Proceeds”), along with a notice informing the Escrow Agent that such funds constitute the Selling Shareholder’s Original Escrowed Proceeds, the receipt of which will be acknowledged by the Escrow Agent substantially in the form of Exhibit A attached hereto, and which Selling Shareholders’ Original Escrowed Proceeds shall be held by the Escrow Agent upon the terms and conditions hereinafter set forth. Following the exercise of the Over-Allotment Option, if any, and only if the Placement Report has not been registered by the FSFM by the Option Closing Date, the Underwriters’ Representative will, at the closing on the Option Closing Date (as defined in the Underwriting Agreement), cause to be deposited with the Escrow Agent additional funds in such amounts as notified by the Underwriter’s Representative to the Escrow Agent, in immediately available funds representing the proceeds payable to the Selling

Shareholders in connection with the sale and delivery of the Option Shares (the “Selling Shareholders’ Additional Escrowed Proceeds” and, together with the Underwriters’ Additional Escrowed Proceeds, the “Additional Escrowed Proceeds”), along with a notice informing the Escrow Agent that such funds constitute the Selling Shareholder’s Additional Escrowed Proceeds, the receipt of which will be acknowledged by the Escrow Agent substantially in the form of Exhibit A attached hereto, and which Selling Shareholders’ Additional Escrowed Proceeds, if any, shall be held by the Escrow Agent upon the terms and conditions hereinafter set forth. The Selling Shareholders’ Original Escrowed Proceeds together with the Selling Shareholders’ Additional Escrowed Proceeds, if any, shall be referred to herein as the “Selling Shareholders’ Escrowed Proceeds.” The Underwriters’ Escrowed Proceeds together with the Selling Shareholders’ Escrowed Proceeds shall be referred to herein as the “Escrowed Proceeds.”

(c) The Escrow Agent shall receive the full amount of the Original Escrowed Proceeds at the closing on the First Closing Date (as defined in the Underwriting Agreement), and the full amount of the Additional Escrowed Proceeds, if any, at the relevant Closing in connection with the exercise of the Over-Allotment Option. In case the Escrow Agent does not receive the full amount of either the Original Escrowed Proceeds or the Additional Escrowed Proceeds as indicated above, the Escrow Agent will immediately notify the Underwriters’ Representative and the Selling Shareholders.

(d) The Escrowed Proceeds shall be deposited by the Underwriters’ Representative hereunder into the account of the Escrow Agent No. [_] (the “Escrow Account”) with UBS AG, a separate account registered in the name of the Escrow Agent and held segregated from the general funds and other assets of the Escrow Agent. The Escrowed Proceeds shall not be deposited in any account in the name of either the Underwriters’ Representative or any of the Selling Shareholders.

3. Interest on the Escrow Account. During the term of this Agreement, the Escrow Account shall accrue interest at the rate offered to the Escrow Agent for overnight deposits in the currency of and in an amount approximately equal to the Escrowed Proceeds. The Escrowed Proceeds and any interest or income earned thereon shall be collectively referred to herein as the “Escrow Fund.”

4. Distribution of Escrow Fund. Upon the deposit of the Escrowed Proceeds in accordance with Section 2 hereof, the Escrow Agent shall hold the Escrow Fund in its possession until instructed hereunder to deliver the Escrow Fund or any specified portion thereof as follows:

(a) The Selling Shareholders hereby undertake and agree to deliver or cause to be delivered to the Escrow Agent a notice, substantially in the form of Exhibit B hereto, and a notarised copy of the Placement Report, registered by the FSFM, together with an English translation thereof, promptly upon the FSFM’s registration of the Placement Report.

(b) If, before [_], 2004 (or such other date as the Underwriters’ Representative, the Selling Shareholders and the Company shall otherwise agree, and the Underwriters’ Representative shall so notify the Escrow Agent) the Escrow Agent receives a notarised copy of the Placement Report, registered by the FSFM, together with an English translation thereof, the Escrow Agent shall (i) release the Underwriters’ Escrowed Proceeds and interest accrued thereon, net of applicable withholding or similar taxes, to the Underwriters’ Representative by 1:00 pm London time on the following Business Day (as hereinafter defined) to [SPECIFY UBS ACCOUNTS]; and (ii) release the Selling Shareholders’ Escrowed Proceeds and interest accrued thereon, net of applicable withholding or similar taxes, to the Selling Shareholders by 1:00 pm London time on the following Business Day in the respective amounts and to the respective accounts as indicated in Schedule A hereto (unless the Escrow Agent has received a notice in writing at least two Business Days prior to the date of such release from any Selling Shareholder specifying alternative account details); it being understood that the portion of the Selling Shareholders’ Escrowed Proceeds payable to the Selling Shareholders listed under numbers 1, 2 and 3 in Schedule A hereto are being transferred by the Escrow Agent to Russian ruble accounts and the Selling Shareholders have instructed the relevant bank(s) holding their accounts to perform the conversion into Russian rubles.

(c) If by the close of business London time on [_] (or such other date as the Underwriters’ Representative, the Selling Shareholders and the Company shall otherwise agree, and the Underwriters’ Representative shall so notify the Escrow Agent) the Escrow Agent has not received a notarised copy of the Placement Report registered by the FSFM and an English translation thereof, the Escrow Agent shall distribute by 1:00 pm London time on the following Business Day any remaining balance of the Escrow Fund to the Depositary’s account No. [_] with [_].

5. Settlement of Disputes. (a) Any party bringing any dispute, controversy or claim against another party arising out of or relating to this Agreement may require that such dispute, controversy or claim be settled at the option of such party by arbitration in accordance with the Rules of the London Court of International Arbitration in effect on the date any arbitration commences, which rules are deemed to be incorporated by reference into this clause. The place of the arbitration shall be London, United Kingdom and the award shall be deemed to be made there, and the language of the arbitration shall be English. The number of arbitrators shall be three, each of whom shall be disinterested in the dispute or controversy, shall have no connection with any party thereto and shall be an attorney experienced in international securities transactions. The Underwriters’ Representative and/or the Escrow Agent shall nominate one arbitrator and the Selling Shareholders shall together nominate one arbitrator, who, in turn, shall nominate the Chairman of the Tribunal. If a dispute, controversy or claim shall involve more than two parties, the parties thereto shall attempt to align themselves in two sides (i.e., claimant and respondent) each of which shall appoint an arbitrator as if there were only two sides to such dispute, controversy or claim. If such alignment and appointment shall not have occurred within 20 calendar days after the initiating party serves the arbitration demand or if a Chairman has not been selected within 30 calendar days of the selection of the second arbitrator, the Arbitration Court of the London Court of International Arbitration shall appoint the three arbitrators or the Chairman, as the case may be. The parties and the Arbitration Court may appoint arbitrators from among the nationals of any country, whether or not a party is a national of that country. The arbitrators shall have no authority to award punitive damages and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Court jurisdiction under Articles 45 and 69 of the United Kingdom’s Arbitration Act of 1996 shall not apply.

(b) Fees of the arbitration (excluding each party’s preparation, travel, attorneys’ fees and similar costs) shall be borne in accordance with the decision of the arbitrators. The decision of the arbitrators shall be final, binding and enforceable upon the parties and judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that the failure of a party to comply with the decision of the arbitrators requires any other party to apply to any court for enforcement of such award, the non-complying party shall be liable to the other for all costs of such litigation, including reasonable attorneys’ fees.

(c) For purposes of this Agreement, “Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted by law or executive order to be closed in Nicosia, the City of New York, London, Zurich, Moscow and any location of the bank accounts identified in Schedule A hereto. If any amount due, or any obligation, hereunder becomes due on a day that is not a Business Day, such payment shall be made, or such obligation fulfilled, as the case may be, on the next succeeding Business Day. For the purposes of subsections (a) and (b) of this Section 5, the Selling Shareholders shall be considered to be one party.

6. Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder by giving 30 days’ written notice of such resignation to the Underwriters’ Representative and the Selling Shareholders specifying a date when such resignation shall take effect and upon delivery of the Escrow Fund to the successor escrow agent designated by all parties hereto (other than the Escrow Agent) in writing. Upon the 31st day after such notice is given, a successor Escrow Agent shall be appointed with the mutual consent of the Underwriters’ Representative and the Selling Shareholders. Such successor Escrow Agent shall become the Escrow Agent hereunder upon the resignation date specified in such notice. If the Underwriters’ Representative and the Selling Shareholders are unable to agree upon a successor Escrow Agent within 30 calendar days after such notice, the Escrow Agent shall be entitled to apply to a court of competent jurisdiction for the appointment of a successor. The Escrow Agent shall continue to serve until its successor accepts the escrow and receives the Escrow Fund. The Underwriters’ Representative and the Selling Shareholders shall have the right at any time upon their mutual consent to substitute a new escrow agent by giving notice thereof to the Escrow Agent. Upon its resignation and delivery of the Escrow Fund as set forth in this Section 6, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the escrow contemplated by this Agreement.

7. Indemnification of Escrow Agent. (a) The Escrow Agent shall have no duties or responsibilities whatsoever with respect to the Escrow Fund except as are specifically set forth herein. The Escrow Agent shall neither be responsible for or under, nor chargeable with knowledge of the terms and conditions of, any other agreement, instrument or document in connection herewith. The Escrow Agent may conclusively rely upon, and shall be fully protected from all liability, loss, cost, damage or expense in acting or omitting to act pursuant to any written notice, instrument, request, consent, certificate, document, letter, telegram, opinion, order, resolution or other writing hereunder without being required to determine the authenticity of such document, the correctness of any fact stated therein, the propriety of the service thereof or the capacity, identity or authority of any party purporting to sign or deliver such document. The Escrow Agent shall have no responsibility for the contents of any such writing contemplated herein and may rely without any liability upon the contents thereof.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and reasonably believed by it to be authorized hereby or with the rights or powers conferred upon it hereunder, nor for any action taken or omitted by it in good faith, and in accordance with advice of counsel (which counsel may be of the Escrow Agent’s own choosing), and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind except for its own willful misconduct or negligence.

(c) The Underwriters’ Representative agrees to indemnify the Escrow Agent and its employees, directors, officers and agents and hold each harmless against any and all liabilities incurred by it hereunder as a consequence of such party’s action, and to indemnify the Escrow Agent and hold it harmless against any claims, costs, payments and expenses (including the fees and expenses of counsel) and all losses, liabilities, damages or expenses incurred by it in connection with the performance of its duties hereunder and them hereunder, except in either case for claims, costs, payments and expenses (including the fees and expenses of counsel) and liabilities incurred by the Escrow Agent resulting from its own wilful misconduct or negligence; provided, however, that in no case shall the liability of the Underwriters’ Representative under this Section 7 exceed an amount equal to the Underwriters’ Escrowed Proceeds.

(d) Each of the Selling Shareholders agrees, jointly and severally, to indemnify the Escrow Agent and its employees, directors, officers and agents and hold each harmless against any and all liabilities incurred by it hereunder as a consequence of such party’s action, and, jointly and severally, to indemnify the Escrow Agent and hold it harmless against any claims, costs, payments and expenses (including the fees and expenses of counsel) and all losses, liabilities, damages or expenses incurred by it in connection with the performance of its duties hereunder and them hereunder, except in either case for claims, costs, payments and expenses (including the fees and expenses of counsel) and liabilities incurred by the Escrow Agent resulting from its own wilful misconduct or negligence; provided, however, that in no case shall the total liability of the Selling Shareholders under this Section 7 exceed an amount equal to Selling Shareholders’ Escrowed Proceeds.

8. Representations and Warranties. Each party represents and warrants to the other parties that:

(a) it has the full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

(b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part and no other proceedings on its part will be necessary to authorize this Agreement or the consummation of the transactions contemplated hereby; and

(c) this Agreement has been duly executed and delivered by it, and, assuming the due execution and delivery by the other parties, constitutes its legal, valid and binding obligations, enforceable in accordance with its terms.

9. Compensation of Escrow Agent. The Escrow Agent shall be entitled to payment from the Underwriters’ Representative and the Selling Shareholders for fees and expenses as set forth in Exhibit C hereto, subject to a cap in the amount of interest earned on the Escrowed Proceeds. The Escrow Agent will have no right of set-off or first lien on funds in the Escrow Fund, provided, however, that it can deduct its fees and expenses subject to the cap referred to above.

10. Further Assurances. From time to time on and after the date hereof, the other parties hereto shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

11. Termination of Agreement. This Agreement shall terminate on the earlier of: (i) the final disposition of the Escrow Fund and (ii) [            ], if, upon such date, no single portion of the Escrowed Proceeds have been deposited with the Escrow Agent in accordance with Section 2 hereof, provided that the rights of the Escrow Agent and the obligations of the other parties hereto under Sections 7 and 9 (to the extent expressly limited in such Sections, as the case may be) shall survive the termination hereof and the resignation or removal of the Escrow Agent.

12. Consents to Jurisdiction and Service Process. (a) Notwithstanding Section 5, the parties irrevocably agree that any dispute, claim or matter arising out of or in connection with this Agreement or the legal relationships established by this Agreement (in this Section 12, the “Proceedings”) shall be subject to the non-exclusive jurisdiction of the English courts to which the parties hereby submit and each of the parties hereby waives any objection to proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum.

(b) The Selling Shareholders and the Escrow Agent shall at all times maintain an agent for service of process in England in relation to any matter arising out of or in connection with this Agreement. Such agent shall be [agent] of [agent’s address] on behalf of the Selling Shareholders and [agent] of [agent’s address] on behalf of the Escrow Agent, and service of any claim, form, judgment or other notice of legal process shall be sufficiently served on such party if served upon such agent. The Selling Shareholders and the Escrow Agent, as the case may be, shall inform the other party in writing of any change in its process agent or the address of its process agent within 14 days of such change. The Selling Shareholders and the Escrow Agent, as the case may be, shall appoint a new process agent if its original process agent ceases to have an address in England and shall give notice in writing to the other party of such new process agent within 14 days of its appointment.

13. Reporting. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds that are a part of the Escrow Account, or interest paid in respect of funds which are a part of the Escrow Account and is not responsible for any other reporting. The interest earned on the Escrow Fund will be reportable as income for the Underwriters’ Representative and the Selling Shareholders until further notice is given.

14. Third Party Rights. (a) Each of the Escrow Agent, the Underwriters’ Representative and each of the Selling Shareholders intends that the Company have the right in its own discretion to enforce the terms of Sections 2, 3 and 4 of this Agreement pursuant to Section 1(i)(a) of the Contracts (Rights of Third Parties Act) 1999 (the “Contracts Act”).

(b) Except as provided in Section 16(a), pursuant to Section 1 (2) of the Contracts Act the parties intend that a person who is not a party to this Agreement has no right under the Contracts Act to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from the Contracts Act.

15. Miscellaneous. (a) This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof except, as to the Underwriters’ Representative and the Selling Shareholders and the Company, the Underwriting Agreement, and may not be changed orally, but only by an instrument in writing signed by the parties hereto.

(b) All notices and other communications under this Agreement shall be in writing and shall be deemed given it sent by courier or mail when actually received or, if sent by facsimile to the parties, when actually received (which facsimile copy shall be followed, in the case of notices or other communications sent to the Escrow Agent, by delivery of the original) at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

If to the Underwriters’ Representative to:

UBS Limited

1 Finsbury Avenue

London EC2M 2PP

United Kingdom

Attention: Equity Capital Markets

Telefax No.: +44 20 [7568 0901]

If to the Selling Shareholders, to:

Mechel Steel Group OAO

Krasnopresnenskaya Naberezhnaya 12

Moscow 123610

Russian Federation

Attention: Jan A. Castro, Esq.

Telefax No.: +7 095 258 1838

If to the Escrow Agent, to:

Brunswick UBS Russia Limited

Elenion Building, 6th floor

5 Themistocles Dervis Street

Nicosia

Republic of Cyprus

Attention: [_]

Telefax No.: [_]

With a copy to:

Brunswick UBS

2 Paveletskaya Square, Building 2

Moscow, Russia 115054

Attention: Neil Fowler

Telefax No.: +7 095 258 5201

(c) The headings of the Sections of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.

(d) This Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns.

(e) This Agreement may not be amended, supplemented or otherwise modified without the prior written consent of the parties hereto.

(f) The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any document or instrument held by or delivered to it.

(g) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any property deposited hereunder.

(h) This Agreement shall be governed by and construed in accordance with English law.

(i) No waiver by any party of any breach of any term contained in this Agreement shall be deemed to be or construed as a further or continuing waiver of any such breach in any subsequent instance or a waiver of any breach of any other term contained in this Agreement

(j) In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed severable from the other provisions of this Agreement which shall remain binding on all parties hereto.

(k) Each of the Underwriters’ Representative, the Selling Shareholders (taken together as one entity) and the Escrow Agent is sometimes referred to in this Agreement as a “party,” and, together, as “parties.”

(l) This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLING SHAREHOLDERS

Name: Igor V. Zyuzin

Name: Vladimir F. Iorich

METHOL OOO

By
Name: Vadim B. Kirzhetsky Title: Chief Executive Officer

BRITTA INVESTMENTS LIMITED

By
Name: Title:

UBS LIMITED as Underwriters’ Representative

By
Name: Title:

By
Name: Title:

BRUNSWICK UBS RUSSSIA LIMITED, as Escrow Agent

By
Name: Title:

By
Name: Title:

Schedule A

Banking Details of the Selling Shareholders

No.	Name	Amount of Proceeds (U.S. dollars)	Currency of Payment	Bank Account Details	Funds to be Received by:

1	Igor V. Zyuzin		Russian rubles

2	Vladimir F. Iorich		Russian rubles

3	Methol OOO		Russian rubles		Vadim B. Kirzhetsky

4	Britta Investments Limited		U.S. dollars

Exhibit A

Brunswick UBS Russia Limited, as Escrow Agent

Receipt and Acknowledgment

Brunswick UBS Russia Limited (the “Escrow Agent”) hereby acknowledges receipt from UBS Limited, acting on behalf of itself and the other Underwriters, of payment in same-day funds to the escrow account maintained by the Escrow Agent of (a) $ [_], which the Escrow Agent has been advised represents payment in full for [8,325,414][6,244,062] common shares of the Company, nominal value 10 rubles each (the “Common Shares”) which represent the [Selling Shareholder Firm Shares and/or Selling Shareholder Option Shares]; and (b) $ [_], which the Escrow Agent has been advised represents the underwriting discounts and commissions in connection with the offer and sale of the [Firm Shares and/or Option Shares], payable to the Underwriters.

BRUNSWICK UBS RUSSSIA LIMITED

By
Name: Title:

By
Name: Title:

Dated:

Acknowledged by:

UBS Limited,

as representative of the Underwriters

By
Name: Title:

By
Name: Title:

Dated:

Exhibit B

Notice of Registration of Placement Report

Brunswick UBS Russia Limited

Elenion Building, 6th floor

5 Themistocles Dervis Street

Nicosia

Republic of Cyprus

Ladies and Gentlemen:

Pursuant to the Section 4(a) of the escrow agreement, dated [October 28], 2004, among UBS Limited, as the Representative of the Underwriters, the Selling Shareholders and Brunswick UBS Russia Limited, as Escrow Agent, we attach: (i) as Schedule A hereto a notarized copy of the Placement Report, as such term is defined in the Underwriting Agreement, registered by the FSFM; and (ii) as Schedule B hereto, an English translation of such Placement Report.

By

Name: On behalf of the Selling Shareholders

Dated: [_], 2004.

Exhibit C

[Schedule of Escrow Agent Fees]